Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Ameren Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered	Proposed maximum offering price per unit (2)	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Other	8,842,321(1)	$ 92.275	$ 815,925,170.28	0.0000927	$ 75,636.26
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$ 815,925,170.28		$ 75,636.26
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$ 75,636.26

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminable number of additional securities as may become deliverable as a result of stock splits, stock dividends, split-ups, recapitalizations or similar transactions, in accordance with the provisions of Ameren Corporation’s 2022 Omnibus Incentive Compensation Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices for the registrant’s common stock as reported on the New York Stock Exchange on May 9, 2022.